UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report:

(Date of earliest event reported)

February 12, 2015

ATHERONOVA INC.

(Exact name of registrant as specified in charter)

Delaware

(State or other Jurisdiction of Incorporation or Organization)

000-52315 (Commission File Number)		20-1915083 (IRS Employer Identification No.)
2301 Dupont Drive, Suite 525 Irvine, CA 92612 (Address of Principal Executive Offices and zip code)

(949) 476-1100

(Registrant’s telephone
number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.     Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On February 12, 2015, Europa International, Inc. (“Europa”), the holder of a 2.5% Senior Secured Convertible Note (“2.5% Note”) issued by the Company in the principal amount of $427,500, which was due and payable as of November 12, 2014, accelerated the indebtedness under the 2.5% Note, requiring the Company to pay 120% of the principal amount of the 2.5% Note plus accrued and unpaid interest and other costs and expenses arising thereunder. Effective as of November 26, 2014, an Event of Default (as defined in the 2.5% Note) occurred, entitling Europa to accelerate the indebtedness under the 2.5% Note. The Note also began to accrue interest at 12% per annum from and after November 26, 2014. While the Company has been involved in discussions to obtain an extension of the maturity date of the 2.5% Note, those discussions were ultimately unsuccessful. Europa is an affiliate of Fred Knoll, one of the Company’s directors.

The Event of Default under the 2.5% Note constitutes an event of default under each of the Company’s other outstanding 2.5% Senior Secured Convertible Notes with a principal balance outstanding of $753,667, of which $666,667 is also held by Europa, 6% Senior Secured Convertible Notes (“6% Notes”), with a principal balance outstanding of $1,866,500, and 8% Senior Secured Convertible Notes (“8% Notes”), with a principal balance outstanding of $500,000. As a consequence of such event of default, interest under the 6% Notes and the 8% Notes will accrue at 24% per annum and each holder of a 6% Note or an 8% Note may elect to accelerate the indebtedness under such note, requiring the Company to pay, upon such acceleration, the greater of (1) 120% of the outstanding principal (plus all accrued and unpaid interest) and (2) the product of (i) the highest closing price for the 5 trading days immediately preceding acceleration of such notes multiplied by (ii) a fraction the numerator of which is the outstanding principal and the denominator of which is the conversion price as of the date of determination. On February 12, 2015, Europa elected to accelerate the indebtedness under the other 2.5% Senior Secured Convertible Notes, along with the 6% Notes and 8% Notes, held by Europa.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AtheroNova Inc.

Date: February 13, 2015	By:	/s/Mark Selawski
Mark Selawski
Chief Financial Officer & Secretary

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